                         FOR IMMEDIATE RELEASE
McCORMICK REPORTS STRONG 2020 FINANCIAL RESULTS AND PROVIDES OUTLOOK FOR 2021
HUNT VALLEY, Md., January 28, 2021 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2020.
•For the fiscal year 2020, sales rose 5% from the prior year, with minimal impact from currency. Significant Consumer segment growth of 10% was partially offset by a low single digit sales decline in the Flavor Solutions segment. Earnings per share increased to $2.78 from $2.62 in 2019. Adjusted earnings per share rose 6% to $2.83 from $2.68.

•For the fourth quarter, sales increased 5% from the year-ago period. In constant currency, the Company grew sales 4% driven by growth in both segments. Earnings per share decreased to $0.74 from $0.79. Adjusted earnings per share decreased to $0.79 from $0.81 driven by higher brand marketing investments versus the fourth quarter of 2019.

•Cash flow from operations grew 10% to a record $1 billion in 2020. In November, a 10% increase to the quarterly dividend was authorized, marking the 35th consecutive year of dividend increases.

•For fiscal year 2021, McCormick expects to increase year-on-year sales by 7% to 9%, including the contribution of its Cholula and FONA acquisitions, or 5% to 7% in constant currency. The Company expects strong underlying business performance and the acquisitions to drive significant operating income and earnings per share growth, partially offset by an incremental investment in business transformation and a higher projected effective tax rate.

Chairman, President & CEO's Remarks
Lawrence E. Kurzius, Chairman, President and CEO, stated, “2020 marked an extraordinary year for McCormick. We delivered strong results despite the disruption caused by the COVID-19 pandemic proving the strength of our business model, the value of our products and our capabilities as a company. The breadth and reach of our portfolio and the investments we have made, and continue to make, positioned us well to actively respond to changing consumer behavior and capitalize on new opportunities. I am incredibly proud of the way McCormick performed in such an unprecedented operating environment.

“Our fourth quarter 2020 results, with growth in both segments, completed a year of strong financial performance in which we grew sales, adjusted operating income and adjusted earnings per share driven by the engagement of our employees and the successful execution of our strategies. Our record cash flow from operations of $1 billion this year, coupled with the realization of $113 million in cost savings led by our CCI program, funded investments in brand marketing, new product innovation, information technology systems and our supply chain to sustainably meet growing demand and drive differentiated performance for years to come. Our sustained positive performance and outlook for continued growth was reflected in our 2-for-1 stock split effective at the end of fiscal 2020. In addition to these 2020 accomplishments, we further reinforced our global flavor leadership and are accelerating our growth platform through the recent acquisitions of Cholula and FONA. Cholula, an iconic brand and the leading Mexican hot sauce, further broadens our flavor offerings in a high-growth category. FONA, a leading manufacturer of flavors, increases the scale of our global flavors platform, expands our breadth in attractive categories and advances our health and wellness portfolio.

“Our focus on long-term sustainable growth and strengthening our organization is the foundation of our future. We are capitalizing on accelerating consumer trends, particularly the sustained shift to cooking more at home, increased digital engagement, clean and flavorful eating, and trusted brands, which we are confident will continue to persist even beyond the pandemic. The investments we have made, including in our supply chain resiliency and brand marketing, provide a foundation for growth while enhancing our agility and our relevance with our consumers and customers. We are well positioned for continued success and our 2021 outlook reflects another year of differentiated results while making additional investments for the future. Our fundamentals, momentum and growth outlook are stronger than ever.

“Finally, I want to express my deep appreciation for McCormick employees around the world for their continued hard work and dedication. The collective power of our people drives our growth momentum and success and we remain committed to supporting them and the communities where we live, work and source. With our vision to stand together for the future of flavor and our relentless focus on growth, performance and people, we are confident our strategies position us to continue our growth trajectory and build long-term value for our shareholders.”

Fourth Quarter 2020 Results
McCormick reported a 5% sales increase in the fourth quarter from the year-ago period, including a 1% favorable impact from currency. The Company grew sales in both segments with the Consumer segment growth driven by an increase in demand resulting from consumers cooking more at home and led by the Americas and Europe, Middle East and Africa (EMEA) regions, partially offset by a decline in the Asia/Pacific region related to away from home products included in its Consumer portfolio. In the Flavor Solutions segment, all regions contributed to growth.

Gross profit margin was comparable to the year-ago period with cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program, fully offset by COVID-19 related costs as well as increased transportation costs. Operating income decreased to $275 million in the fourth quarter of 2020 compared to $299 million in the year-ago period. This decline included $12 million of transaction expenses related to the acquisitions of Cholula and FONA as well as $3 million of special charges versus $4 million in the fourth quarter of last year. Excluding transaction expenses and special charges, adjusted operating income declined 4%, with minimal impact from currency, to $290 million in the fourth quarter compared to $303 million in the year-ago period. Growth from higher sales and CCI-led cost savings was more than offset by higher planned brand marketing investments, COVID-19 related costs and higher employee benefit expenses.

Earnings per share was $0.74 in the fourth quarter of 2020 compared to $0.79 in the fourth quarter of 2019. Transaction expenses and special charges lowered earnings per share by $0.05 in the fourth quarter of 2020 while special charges lowered earnings per share by $0.02 in the fourth quarter of 2019. Excluding these impacts, adjusted earnings per share was $0.79 in the fourth quarter of 2020 compared to $0.81 in the year-ago period. This 2% decline in adjusted earnings per share was driven primarily by lower adjusted operating income, partially offset by lower interest expense.

Fiscal Year 2020 Results
McCormick reported a 5% sales increase in 2020 compared to 2019, with minimal impact from currency. The Company significantly grew Consumer segment sales driven by an increase in demand resulting from consumers cooking more at home and fueled by the Company's brand marketing, strong consumer digital engagement and new products. Partially offsetting this growth was a decline in the Flavor Solutions segment sales as COVID-19 restrictions in most markets as well as consumer reluctance to dine-out reduced demand from restaurant and other foodservice customers.

Gross profit margin increased 100 basis points versus the year-ago period. This expansion was driven by favorable product mix and cost savings led by the Company's CCI program, partially offset by COVID-19 related costs. Operating income was $1.00 billion in 2020 compared to $958 million in the prior year. This increase was driven by higher sales, gross margin expansion and lower special charges. Partially offsetting this increase was higher incentive compensation expense and brand marketing investments as well as transaction expenses related to the Cholula and FONA acquisitions. In fiscal 2020, the Company recognized $12 million of transaction expenses as well as $7 million of special charges related to organization and streamlining actions compared to $21 million of special charges in 2019. Excluding transaction expenses and special charges, adjusted operating income grew 4% to $1.02 billion compared to $979 million in the year-ago period, or 5% in constant currency.

Earnings per share was $2.78 in 2020 compared to $2.62 in the prior year. Transaction expenses and special charges lowered earnings per share by $0.05 in 2020 while special charges lowered earnings per share by $0.06 in 2019. Excluding these impacts, adjusted earnings per share grew to $2.83 in 2020 compared to $2.68 in 2019, driven primarily by higher adjusted operating income and lower interest expense with a partial offset from a higher adjusted income tax rate. This resulted in a 6%

year-over-year increase in adjusted earnings per share, which includes an unfavorable impact of foreign currency rates.

The Company continues to generate strong cash flow. Net cash provided by operating activities reached a record $1.04 billion in 2020, a 10% increase from $947 million in 2019. The strong operating cash flow was mainly driven by higher operating income. As the Company continues to focus on paying down debt, a portion of this cash was used to fully pay off the term loans related to the acquisition of its Frank's RedHot and French's brands.

Fiscal Year 2021 Financial Outlook
McCormick is capitalizing on the sustained shift to cooking more at home and the growing consumer interests in clean and flavorful eating, increased digital engagement, trusted brands and purpose-minded practices. These long-term trends have accelerated during the COVID-19 pandemic and are expected to persist beyond the pandemic. The Company expects the shift in consumer demand to at-home consumption to be sustained at higher than pre-pandemic levels, as well as a gradual recovery in the demand from restaurant and other foodservice customers which have been impacted by the curtailment of away from home dining. The strength and diversity of McCormick’s product offering is expected to drive continued consistency in performance during volatile times. McCormick is well positioned for continued growth through the combination of its alignment with these consumer trends, the breadth and reach of its flavor portfolio and its effective growth strategies.

In 2021, the Company expects to grow sales by 7% to 9% compared to 2020, which in constant currency is 5% to 7% and includes the incremental impact of the Cholula and FONA acquisitions. McCormick expects to drive organic sales growth in both its Consumer and Flavor Solutions segments in 2021 driven by brand marketing, new products, category management and differentiated customer engagement.

Operating income in 2021 is expected to grow by 4% to 6% from $1.00 billion in 2020. The Company anticipates transaction and integration expenses related to the Cholula and FONA acquisitions of approximately $50 million in 2021. In addition, McCormick currently expects approximately $8 million of special charges in 2021 that relate to previously announced organization and streamlining actions. Excluding the impact of transaction and integration expenses as well as special charges in 2021 and 2020, adjusted operating income is expected to increase 8% to 10%, which in constant currency is 6% to 8%. This expected growth range includes strong base business growth and acquisition contribution partially offset by a 4% impact from incremental 2021 business transformation and first-half volume driven COVID-19 expenses.

McCormick projects 2021 earnings per share to be in the range of $2.71 to $2.76, compared to $2.78 of earnings per share in 2020. The Company expects transaction and integration expenses, including an unfavorable income tax expense impact from a discrete item related to the acquisition of FONA, as well as special charges, to lower earnings per share by $0.20 in 2021. Excluding these impacts, the Company projects 2021 adjusted earnings per share to be in the range of $2.91 to $2.96 which represents an expected increase of 3% to 5%, or in constant currency 1% to 3%. This reflects strong base business growth and acquisition contribution, partially offset by a 4% impact from incremental 2021 business transformation and COVID-19 expenses and a 4% headwind from an anticipated increase in the projected adjusted effective tax rate to approximately 23%. For fiscal year 2021, the Company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2020	11/30/2019	11/30/2020	11/30/2019
Net sales	$1,023.7	$966.6	$3,596.7	$3,269.8
Operating income, excluding special charges and transaction expenses	220.7	226.7	780.9	676.3

Consumer segment sales increased 6% from the fourth quarter of 2019. In constant currency, sales increased 5% driven by the Americas and EMEA regions as a result of the continued shift to cooking more at home.

•Consumer sales in the Americas rose 6% compared to the fourth quarter of 2019, with minimal impact from currency. The increase was driven by growth across many McCormick brands with particular strength in Lawry's, Frank's RedHot, French's, Zatarain's, Simply Asia, and Thai Kitchen.

•Consumer sales in EMEA increased 15% compared to the year-ago period, and in constant currency increased 10%. The sales growth was broad based across the region with particular strength in branded spices and seasonings and homemade dessert products.

•Consumer sales in the Asia/Pacific region declined 7% compared to the year-ago period, and in constant currency declined 10%. This decrease was driven by products related to away from home consumption.

Consumer segment operating income, excluding special charges and transaction expenses, decreased 2% to $221 million in the fourth quarter of 2020 compared to $227 million in the year-ago period. In constant currency, Consumer operating income decreased 3%. The decline was driven by an 18% increase in brand marketing, COVID-19 related costs and higher employee benefit expenses, partially offset by higher sales and CCI-led cost savings.

Flavor Solutions Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2020	11/30/2019	11/30/2020	11/30/2019
Net sales	$534.2	$518.2	$2,004.6	$2,077.6
Operating income, excluding special charges and transaction expenses	69.5	76.4	237.9	302.2

Flavor Solutions segment sales increased 3% compared to the fourth quarter of 2019 with minimal impact from currency and increases in each of the Company's three regions.

•Flavor Solutions sales in the Americas increased 1% from the year-ago period and in constant currency increased 2%. Higher sales to packaged food companies drove the increase, with a partial offset from lower sales to quick service restaurant and branded foodservice customers.

•The EMEA region's Flavor Solutions sales increased 7% versus the year-ago period and in constant currency increased 5%. This increase was driven by higher sales to packaged food companies, partially offset by a reduction in sales to branded foodservice and quick service restaurant customers.

•The Asia/Pacific region's Flavor Solutions sales grew 11% compared to the fourth quarter of 2019. In constant currency, sales increased 7%. The sales increase was driven by higher sales to quick service restaurants in China and Australia.

Flavor Solutions segment operating income, excluding special charges and transaction expenses, declined 9% to $70 million in the fourth quarter of 2020 compared to $76 million in the year-ago period. In constant currency, flavor solutions operating income decreased 8%. The decline was driven by unfavorable product mix, COVID-19 related costs and higher employee benefit expenses with a partial offset from higher sales and CCI-led cost savings.

Non-GAAP Financial Measures
The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. For 2020, these financial measures also exclude transaction and integration expenses. For 2019, these financial measures also exclude the net non-recurring income tax benefit related to the U.S. Tax Act as this impacts comparability between years. Adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses associated with the Cholula and FONA acquisitions – We exclude certain costs associated with our acquisitions of Cholula and FONA in November and December 2020, respectively, and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses”, include transaction costs associated with the acquisition, as well as integration costs following the acquisition, including the impact of any acquisition date fair value adjustment for inventory, together with the impact of discrete tax items, if any, directly related to each acquisition.

Income taxes associated with the U.S. Tax Act in December 2017, which was enacted in December 2017, consists of a net income tax benefit of $1.5 million related to the one-time transition tax on previously unremitted earnings of non-U.S. subsidiaries recognized in the year ended November 30, 2019 associated with a provision-to-return adjustment related to the U.S. Tax Act.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Twelve Months Ended
	11/30/2020	11/30/2019	11/30/2020	11/30/2019
Operating income	$274.9	$299.2	$999.5	$957.7
Impact of transaction and integration expenses	12.4	—	12.4	—
Impact of special charges	2.9	3.9	6.9	20.8
Adjusted operating income	$290.2	$303.1	$1,018.8	$978.5
% (decrease) increase versus year-ago period	(4.3)%		4.1%
Adjusted operating income margin (1)	18.6%	20.4%	18.2%	18.3%

Income tax expense	$57.5	$66.4	$174.9	$157.4
Non-recurring benefit of the U.S. Tax Act	—	—	—	1.5
Impact of transaction and integration expenses	1.9	—	1.9	—
Impact of special charges	0.9	0.9	2.1	4.7
Adjusted income tax expense	$60.3	$67.3	$178.9	$163.6
Adjusted income tax rate (2)	22.9%	24.7%	19.9%	19.5%

Net income	$200.7	$213.4	$747.4	$702.7
Impact of transaction and integration expenses	10.5	—	10.5	—
Impact of special charges	2.0	3.0	4.8	16.1
Non-recurring benefit of the U.S. Tax Act	—	—	—	(1.5)
Adjusted net income	$213.2	$216.4	$762.7	$717.3
% (decrease) increase versus year-ago period	(1.5)%		6.3%

Earnings per share - diluted	$0.74	$0.79	$2.78	$2.62
Impact of transaction and integration expenses	0.04	—	0.04	—
Impact of special charges	0.01	0.02	0.01	0.06
Adjusted earnings per share - diluted	$0.79	$0.81	$2.83	$2.68
% (decrease) increase versus year-ago period	(2.5)%		5.6%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)	Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges or $262.9 million and $900.8 million for the three and twelve months ended November 30, 2020, respectively and $272.0 million and $840.0 million for the three and twelve months ended November 30, 2019, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended November 30, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	5.5%	—%	5.5%
EMEA	15.2%	5.4%	9.8%
Asia/Pacific	(6.5)%	3.4%	(9.9)%
Total Consumer segment	5.9%	1.2%	4.7%
Flavor Solutions segment
Americas	0.9%	(1.0)%	1.9%
EMEA	6.6%	1.4%	5.2%
Asia/Pacific	10.8%	3.7%	7.1%
Total Flavor Solutions segment	3.1%	—%	3.1%
Total net sales	4.9%	0.8%	4.1%
Adjusted operating income
Consumer segment	(2.6)%	0.7%	(3.3)%
Flavor Solutions segment	(9.0)%	(1.1)%	(7.9)%
Total adjusted operating income	(4.3)%	0.3%	(4.6)%

	Twelve Months Ended November 30, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	13.9%	(0.1)%	14.0%
EMEA	14.5%	0.2%	14.3%
Asia/Pacific	(16.6)%	(1.5)%	(15.1)%
Total Consumer segment	10.0%	(0.3)%	10.3%
Flavor Solutions segment
Americas	(3.5)%	(1.0)%	(2.5)%
EMEA	(5.5)%	(1.3)%	(4.2)%
Asia/Pacific	0.4%	(1.2)%	1.6%
Total Flavor Solutions segment	(3.5)%	(1.1)%	(2.4)%
Total net sales	4.7%	(0.6)%	5.3%
Adjusted operating income
Consumer segment	15.5%	(0.2)%	15.7%
Flavor Solutions segment	(21.3)%	(1.6)%	(19.7)%
Total adjusted operating income	4.1%	(0.7)%	4.8%

To present “constant currency” information for the fiscal year 2021 projection, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company’s budgeted exchange rates for 2021 and are compared to the 2020 results, translated into U.S. dollars using the same 2021 budgeted exchange rates, rather than at the average actual exchange rates in effect during fiscal year 2020. To estimate the percentage change in adjusted earnings per share on a constant currency basis, a similar calculation is performed to arrive at adjusted net income divided by historical shares outstanding for fiscal year 2020 or projected shares outstanding for fiscal year 2021, as appropriate.

Projection for the Year Ending November 30, 2021
Percentage change in net sales	7% to 9%
Impact of favorable foreign currency exchange rates	2%
Percentage change in net sales in constant currency	5% to 7%

Percentage change in adjusted operating income	8% to 10%
Impact of favorable foreign currency exchange rates	2%
Percentage change in adjusted operating income in constant currency	6% to 8%

Percentage change in adjusted earnings per share	3% to 5%
Impact of favorable foreign currency exchange rates	2%
Percentage change in adjusted earnings per share in constant currency	1% to 3%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2021 and actual results for 2020:

	Twelve Months Ended
	2021 Projection	11/30/20
Earnings per share - diluted	$2.71 to $2.76	$2.78
Impact of transaction and integration expenses	0.18	0.04
Impact of special charges	0.02	0.01
Adjusted earnings per share	$2.91 to $2.96	$2.83

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, volume and product mix, gross margins, earnings, cost savings, brand marketing support, transaction and integration expenses, special charges, acquisitions, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the impact of COVID-19 on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisitions of Cholula and FONA; the expected impact of material costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement ("CCI") program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning ("ERP") system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preferences and demand; business interruptions due to natural disasters, unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisitions of Cholula and FONA; global economic and financial conditions generally, including the impact of the exit of the U.K. from the European Union, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the Cholula and FONA acquisitions as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted on December 22, 2017 and volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With over $5 billion in annual sales across 160 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick.
Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn.

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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2020	November 30, 2019	November 30, 2020	November 30, 2019
Net sales	$1,557.9	$1,484.8	$5,601.3	$5,347.4
Cost of goods sold	897.2	854.8	3,300.9	3,202.1
Gross profit	660.7	630.0	2,300.4	2,145.3
Gross profit margin	42.4%	42.4%	41.1%	40.1%
Selling, general and administrative expense	370.5	326.9	1,281.6	1,166.8
Transaction and integration expenses	12.4	—	12.4	—
Special charges	2.9	3.9	6.9	20.8
Operating income	274.9	299.2	999.5	957.7
Interest expense	32.4	38.5	135.6	165.2
Other income, net	5.1	7.4	17.6	26.7
Income from consolidated operations before income taxes	247.6	268.1	881.5	819.2
Income tax expense	57.5	66.4	174.9	157.4
Net income from consolidated operations	190.1	201.7	706.6	661.8
Income from unconsolidated operations	10.6	11.7	40.8	40.9
Net income	$200.7	$213.4	$747.4	$702.7

Earnings per share - basic	$0.75	$0.80	$2.80	$2.65

Earnings per share - diluted	$0.74	$0.79	$2.78	$2.62

Average shares outstanding - basic	267.0	266.0	266.5	265.1
Average shares outstanding - diluted	269.7	268.6	269.1	268.1

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	November 30, 2020	November 30, 2019
Assets
Cash and cash equivalents	$423.6	$155.4
Trade accounts receivable, net	528.5	502.9
Inventories	1,032.6	801.2
Prepaid expenses and other current assets	98.9	90.7
Total current assets	2,083.6	1,550.2
Property, plant and equipment, net	1,028.4	952.6
Goodwill	4,986.3	4,505.2
Intangible assets, net	3,239.4	2,847.0
Investments and other assets	752.0	507.1
Total assets	$12,089.7	$10,362.1

Liabilities
Short-term borrowings and current portion of long-term debt	$1,150.6	$698.4
Trade accounts payable	1,032.3	846.9
Other accrued liabilities	863.6	609.1
Total current liabilities	3,046.5	2,154.4
Long-term debt	3,753.8	3,625.8
Deferred taxes	727.2	697.6
Other long-term liabilities	622.2	427.6
Total liabilities	8,149.7	6,905.4
Shareholders’ equity
Common stock	1,981.3	1,888.6
Retained earnings	2,415.6	2,055.8
Accumulated other comprehensive loss	(470.8)	(500.2)
Total McCormick shareholders' equity	3,926.1	3,444.2
Non-controlling interests	13.9	12.5
Total shareholders’ equity	3,940.0	3,456.7
Total liabilities and shareholders’ equity	$12,089.7	$10,362.1

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Twelve Months Ended
	November 30, 2020	November 30, 2019
Operating activities
Net income	$747.4	$702.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165.0	158.8
Stock-based compensation	46.0	37.2
Loss (gain) on sale of assets	3.0	(1.6)
Deferred income tax (benefit) expense	(11.2)	20.9
Income from unconsolidated operations	(40.8)	(40.9)
Changes in operating assets and liabilities	102.6	38.0
Dividends from unconsolidated affiliates	29.3	31.7
Net cash flow provided by operating activities	1,041.3	946.8

Investing activities
Acquisition of business	(803.0)	—
Capital expenditures (including software)	(225.3)	(173.7)
Other investing activities	2.7	2.7
Net cash flow used in investing activities	(1,025.6)	(171.0)

Financing activities
Short-term borrowings, net	286.5	41.0
Long-term debt borrowings	527.0	—
Payment of debt issuance costs	(1.1)	—
Long-term debt repayments	(257.7)	(447.7)
Proceeds from exercised stock options	56.6	90.9
Taxes withheld and paid on employee stock awards	(13.0)	(12.7)
Common stock acquired by purchase	(47.3)	(95.1)
Dividends paid	(330.1)	(302.2)
Net cash flow provided by (used in) financing activities	220.9	(725.8)

Effect of exchange rate changes on cash and cash equivalents	31.6	8.8
Increase in cash and cash equivalents	268.2	58.8
Cash and cash equivalents at beginning of period	155.4	96.6

Cash and cash equivalents at end of period	$423.6	$155.4